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Exhibit 99.1

Date:	August 5, 2003
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Second Quarter Earnings for 2003

        LOS ALAMOS, N.M., August 5, 2003—Trinity Capital Corporation ("Trinity"), the holding company for Los Alamos National Bank ("LANB") and Title Guaranty & Insurance Company, announced strong earnings for the second quarter of 2003. Unaudited net income for the quarter ended June 30, 2003 totaled $2.8 million or $0.42 diluted earnings per share, compared to $2.1 million or $0.32 diluted earnings per share for the same period in 2002, an increase of 33.3% in net income and an increase of 31.3% in diluted earnings per share. Trinity's unaudited net income for the first six months of 2003 totaled $6.4 million or $0.95 diluted earnings per share, compared to $4.5 million or $0.68 diluted earnings per share for the first half of 2002, an increase of 42.2% in net income and an increase of 39.7% in diluted earnings per share.

Trinity is a bank holding company with approximately $970 million in total assets and has approximately 300 employees. LANB recently celebrated its 40th anniversary of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and an office in Santa Fe. An additional office is currently under construction in Santa Fe and is expected to open in 2004. LANB also operates a network of 27 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers its services from its office in Los Alamos.

        This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity's financial results, is included in Trinity's filings with the Securities and Exchange Commission.

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  Exhibit 99.1